Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FS Credit Real Estate Income Trust, Inc.

We consent to the references to our firm under the caption “Experts” and to the use of our report dated February 10, 2017 in this Registration Statement on Form S-11 and related Prospectus of FS Credit Real Estate Income Trust, Inc. for the registration of its common stock.

/s/ Ernst & Young, LLP
Philadelphia, PA December 11, 2017